As filed with the Securities and Exchange Commission on December 8, 2003
                              Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C. 20549
                            -------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            -------------------------


                               VAIL RESORTS, INC.
             (Exact name of registrant as specified in its charter)


              Delaware                                     51-0291762
    (State or other jurisdiction of                    (I.R.S. Employer
    incorporation or organization)                     Identification No.)


                                Post Office Box 7
                              Vail, Colorado 81658
          (Address (including zip code) of Principal Executive Offices)
                            -------------------------

                               Vail Resorts, Inc.
                  2002 LONG TERM INCENTIVE AND SHARE AWARD PLAN
                            (Full title of the plan)
                            -------------------------

                              Martha D. Rehm, Esq.
                    Senior Vice President and General Counsel
                               Vail Resorts, Inc.
                                Post Office Box 7
                              Vail, Colorado 81658
                                 (970) 845-2500
    (Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)
                            -------------------------

                                    Copy to:
                                 James J. Clark,
                                      Esq.
                             Luis R. Penalver, Esq.
                           Cahill Gordon & Reindel LLP
                                 80 Pine Street
                             New York, NY 10005-1702
                            -------------------------

                         CALCULATION OF REGISTRATION FEE
======================== =============== ========================= =========================== ==================
Title of Securities to    Amount to be       Proposed Maximum           Proposed Maximum            Amount of
     be Registered       Registered(1)      Offering Price Per      Aggregate Offering Price    Registration Fee
                                                Share (2)                     (2)                      (2)
------------------------ --------------- ------------------------- --------------------------- ------------------
     Common Stock,
    $.01 Par Value         2,500,000             $15.625                  $39,062,500              $3,160.16
                             shares
======================== =============== ========================= =========================== ==================


(1) Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Act"), there is also being registered an indeterminate number of plan interests in the Vail Resorts, Inc. 2002 Long Term Incentive and Share Award Plan.

(2) Estimated solely for purposes of calculating the registration fee. Pursuant to Rules 457(c) and 457(h) under the Act, the registration fee has been calculated based on the average of the high and low sale prices reported for the Common Stock of Vail Resorts, Inc. on December 3, 2003, which was $15.625 per share, as reported on the New York Stock Exchange.

================================================================================

                                EXPLANATORY NOTE



         Vail Resorts, Inc. ("we," "us" or the "Company") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Act"), to register 2,500,000 shares of common stock, $.01 par value, of the Company issuable pursuant to the Company's 2002 Long Term Incentive and Share Award Plan (the "Plan").

         This Registration Statement contains two parts. The first part contains a reoffer prospectus prepared in accordance with the requirements of Part I of Form S-3 pursuant to Section C of the General Instructions to Form S-8. The reoffer prospectus may be used for reofferings and resales on a continuous or delayed basis in the future of "control securities" which have been or may be issued pursuant to the Plan to employees of the Company who may be considered affiliates as defined by Rule 405 under the Act.

         The second part contains "Information Required in the Registration Statement" pursuant to Part II of Form
S-8. Pursuant to the Note to Part I of Form S-8, the information relating to the Plan specified by Part I is not filed with the Securities and Exchange Commission (the "Commission"), but documents containing such information have been or will be sent or given to employees and directors as specified by Rule 428(b)(1). Such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Act.

PROSPECTUS

                               Vail Resorts, Inc.

                                2,500,000 Shares
                                  Common Stock
                                ($.01 par value)

                             ----------------------

     Certain of our stockholders are using this prospectus to offer shares of our common stock, $.01 par value (the "Shares") they received from us pursuant to our 2002 Long Term Incentive and Share Award Plan. Some of these stockholders may be considered our "affiliates," as defined in Rule 405 under the Securities Act of 1933, as amended.

     We expect that sales made pursuant to this prospectus will be made:

     --   in broker's transactions;

     --   in transactions directly with market makers; or

     --   in negotiated sales or otherwise.

     The selling stockholders will determine when they will sell their Shares, and in all cases they will sell their Shares at the current market price or at prices negotiated at the time of the sale. We will not receive any proceeds from these sales.

     The brokers and dealers the selling stockholders utilize in selling these Shares may receive compensation in the form of underwriting discounts, concessions, or commissions from the sellers or purchasers of the Shares. Any compensation may exceed customary commissions. The selling stockholders and the brokers and dealers they utilize may be deemed to be "underwriters" within the meaning of the securities laws, and any commissions received and any profits realized by them on the sale of Shares may be considered to be underwriting compensation.

     The Shares are listed on the New York Stock Exchange under the symbol "MTN". On December 5, 2003, the last reported sale price of the Shares as reported on the New York Stock Exchange was $16.70 per share.

     Our principal executive offices are located at Post Office Box 7, Vail, Colorado 81658, and our telephone number is (970) 845-2500.

                             ----------------------

This investment involves risks. See the Risk Factors section beginning on page
3.

                             ----------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                             ----------------------

                   This prospectus is dated December 8, 2003.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE



     The following documents filed by us with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference as of their respective dates of filing and shall be deemed to be a part hereof:

     1.   Our Annual Report on Form 10-K for the year ended July 31, 2003;

     2. The description of our Common Stock contained in our Registration Statement on Form S-2 (File No. 333-5341), dated June 6, 1996 ; and

     3. Our Form 8-A filed with the Commission on July 3, 1996, including any amendment or report filed for the purpose of updating the Form 8-A.

     All documents filed by us pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act") subsequent to the date of this prospectus and before the termination of the offering shall be deemed to be incorporated by reference and a part of this prospectus from the date such documents are filed.

     For purposes of this prospectus, any statement in a document incorporated or deemed incorporated by reference is modified or superseded to the extent that a statement in this prospectus, or in any subsequently filed document which is or is deemed to be incorporated by reference, modifies or supersedes it. Any statement so modified or superseded is not, except as so modified or superseded, to constitute a part of this prospectus.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, on the written or oral request of any such person, a copy of any or all documents referred to above which have been or may be incorporated by reference in this prospectus (not including exhibits to such incorporated information that are not specifically incorporated by reference into such information). Requests for such copies should be directed to us at the following address: Vail Resorts, Inc., Post Office Box 7, Vail, Colorado 81658, Attention: Martha D. Rehm, Senior Vice President and General Counsel, telephone number: (970) 845-2500.

                                  RISK FACTORS



     Before you invest in the Shares, you should consider carefully the following factors, in addition to the other information contained in this prospectus.

     OUR RECENT, PENDING OR FUTURE ACQUISITIONS MIGHT NOT BE SUCCESSFUL. In recent years, we have acquired a major ski resort and several other destination resorts and hotel properties, including Heavenly Ski Resort, the RockResorts brand name, the Lodge at Rancho Mirage, formerly known as Ritz-Carlton Rancho Mirage, the Vail Marriott, as well as developable land in proximity to such resorts. We cannot assure you that we will be able to continue this successful integration, manage these acquired properties profitably or increase our profits from these operations. We continually evaluate potential acquisitions and intend to actively pursue acquisition opportunities, some of which could be significant. We would face various risks from additional acquisitions, including:

     o    inability to integrate acquired businesses into our operations;

     o    potential goodwill impairment;

     o    diversion of our management's attention; and

     o    unanticipated problems or liabilities.

     These problems from future acquisitions could adversely affect our operations and financial performance.


                                                        -2-

     OUR FUTURE DEVELOPMENT MIGHT NOT BE SUCCESSFUL. We have significant development plans for our operations. We could experience significant difficulties initiating or completing these projects, including:

     o    delays in completion;

     o    inaccurate cost estimates;

     o    difficulty in receiving the necessary regulatory approvals; and

     o    difficulty in obtaining qualified subcontractors.

     Additionally, we may not benefit from the projects as we expected. Further, we may not be able to fund these projects with cash flow from operations and borrowings under our credit facility if we faced these difficulties.

     In addition, we may decide to alter or abandon a development plan that is currently underway or under consideration. Consequently, you should not place undue reliance upon any particular development plan as such plan may not be consummated, or may not be consummated in the manner described in this prospectus.

     OUR FUTURE GROWTH REQUIRES ADDITIONAL CAPITAL WHOSE AVAILABILITY IS NOT ASSURED. We intend to make significant investments in our resorts to maintain our competitive position. We spent approximately $106.3 million, $76.2 million and $57.8 million in the fiscal years ended July 31, 2003, 2002 and 2001, respectively, on capital expenditures and expect to continue making substantial resort capital expenditures. We could finance future expenditures from any of the following sources:

     o    cash flow from operations;

     o    bank borrowings;

     o    public offerings of debt or equity;

     o    private placements of debt or equity; or

     o    some combination of the above.

     We might not be able to obtain financing for future expenditures on favorable terms or at all.

     OUR BUSINESS IS SEASONAL. Our mountain and lodging operations are seasonal in nature. In particular, revenues and profits for our mountain and most of our lodging operations are substantially lower and historically result in losses in the summer months. Conversely, Grand Teton Lodge Company's ("GTLC") and certain managed properties' peak operating seasons occur during the summer months while the winter season generally results in operating losses due to closure of all revenue generating operations. However, revenues and profits generated by GTLC's summer operations and management fees from those managed properties are not sufficient to fully offset our off-season losses from our mountain and lodging operations. During the 2003 fiscal year, 76.4% of total combined mountain and lodging revenues were earned during the second and third fiscal quarters. Quarterly results may be materially affected by the timing of snowfall and the integration of acquisitions. Therefore, the operating results for any three-month period are not necessarily indicative of the results that may be achieved for any subsequent fiscal quarter or for a full fiscal year.

     WE ARE SUBJECT TO UNFAVORABLE WEATHER CONDITIONS. The ski industry's ability to attract visitors to its resorts is influenced by weather conditions and the amount and timing of snowfall during the ski season. Unfavorable weather conditions can adversely affect skier visits. In the past 20 years our Colorado ski resorts have averaged between 20 and 30 feet of annual snowfall and our California ski resort receives average yearly snowfall of between 25 and 35 feet, significantly in excess of the average for U.S. ski resorts. However, there is no assurance that our resorts will receive seasonal snowfalls near the historical average in the future. Also, the early season snow conditions and skier perceptions of early season snow conditions influence the momentum and success of the overall season. We believe that poor snow conditions early in the ski season during the 1998/99 and 1999/2000 ski seasons had an adverse effect on operating results for those periods. A severe and prolonged drought could affect our otherwise adequate snowmaking water supplies. In addition, unfavorable weather conditions such as drought, hurricanes, tropical storms and tornadoes can adversely affect our other resorts as vacationers tend to delay or postpone vacations if weather conditions differ from those that typically prevail at such resorts for a given season. There is no way for us to predict future weather patterns or the impact that weather patterns may have on results of operations or visitation.

     WE DEPEND ON A SEASONAL WORKFORCE. Our resort and lodging operations are largely dependent on a seasonal workforce. We recruit worldwide to fill staffing needs each season, and utilize H2B visas to enable the use of foreign workers. In addition, we manage seasonal wages and timing of the hiring process to ensure the appropriate workforce is in place. While we do not currently foresee the need to increase seasonal wages to attract employees, we cannot guarantee that such an increase would not be necessary in the future. In addition, we cannot guarantee that we will be able to obtain the visas necessary to hire foreign workers, who are an important source for the seasonal workforce. Increased seasonal wages or an inadequate workforce could have an adverse impact on our results of operations; however, we are unable to predict with any certainty whether such situations will arise or the potential impact to results of operations.

     WE ARE SUBJECT TO ECONOMIC DOWNTURNS. Skiing and tourism are discretionary recreational activities that can be impacted by a significant economic slowdown, which, in turn, could impact our operating results. While the recent extended economic downturn has negatively impacted our operating results, we had not historically been adversely impacted by economic downturns. There can be no assurance that a continued or future decrease in the amount of discretionary spending by the public would not have an adverse effect on us.

     WE RELY ON GOVERNMENT PERMITS. Virtually all of our ski trails and related activities at Vail, Breckenridge, Keystone and Heavenly and a substantial portion on Beaver Creek are located on federal land. The United States Forest Service has granted us permits to use these lands, but maintains the right to review and approve the location, design and construction of improvements in these areas and on many operational matters. The Forest Service can terminate most of these permits if, in its opinion, such revocation is required in the public interest. A termination of any of our permits would adversely affect our business and operations.

     We have applied for several new permits or other approvals for improvements and new development. These efforts, if not successful, could impact our expansion efforts as currently contemplated. Furthermore, Congress may increase the fees we pay to the Forest Service for use of these federal lands.

     GTLC operates three resort properties within Grand Teton National Park under a concession contract with the National Park Service that expired on December 31, 2002. This contract was extended for two years through December 31, 2004, or until such time a new contract is awarded, whichever comes first. The new contract for this concession is subject to a competitive bidding process under the rules promulgated to implement the concession provisions of the National Park Omnibus Management Act of 1998. The bidding and renewal process is expected to occur in early to mid-2004. We cannot predict or guarantee the prospects for success in award of a new contract, although we believe GTLC is well positioned to obtain a new concession contract on satisfactory terms. In the event GTLC is not the successful bidder for the new concession contract, under the existing contract GTLC is required to sell to the new concessionaire its "possessory interest" in improvements and its other property used in connection with the concession operations. GTLC would then be entitled to be compensated by the successful bidder for the value of its "possessory interest" in the assets, although the matter may be subject to arbitration if the value is disputed. Under an amendment to the contract, in the summer of 2003, GTLC and the National Park Service have agreed upon the value to be contained in the prospectus soliciting bids for the contract.

     WE ARE SUBJECT TO LITIGATION IN THE ORDINARY COURSE OF BUSINESS. We are, from time to time, subject to various legal proceedings and claims, either asserted or unasserted. Any such claims, whether with or without merit, could be time-consuming and expensive to defend and could divert management's attention and resources. There can be no assurance regarding the outcome of current or future litigation.

     WE FACE SIGNIFICANT COMPETITION. Competition in the ski resort business is intense. The number of people who ski in the United States (as measured in skier visits) has generally ranged between 52 million and 57 million annually over the last decade and was 54.4 million in 2002. The factors that we believe are important to customers include:

     o    proximity to population centers;

     o    availability and cost of transportation to ski areas;

     o ease of travel to ski areas (including direct flights by major airlines);

     o    pricing of our products and services;

     o    snowmaking facilities;

     o    type and quality of skiing offered;

     o    duration of the ski season;

     o    weather conditions;

     o    number, quality and price of related services and lodging; and

     o    reputation.

     We have many competitors for our ski vacationers, including other North American ski resorts and the other major resorts in Colorado. Our destination guests can choose from any of these alternatives, as well as non-skiing vacation destinations around the world. Our Colorado day skier customers can choose from a number of nearby competitors, including Copper Mountain, Winter Park and Loveland. Our RockResorts hotels and our other hotels compete with numerous other hotel companies that may have greater financial resources than we do. In addition, other forms of leisure such as attendance at movies, sporting events and participation in other indoor and outdoor recreational activities are available to potential guests. Many of our competitors may be able to adapt more quickly to changes in customer requirements or devote greater resources to promotion of their offerings than we can. We believe that developing and maintaining a competitive advantage will require continued investment by us in our resorts and sales and marketing. We cannot assure you that we will have sufficient resources to make the necessary investments to do so and we cannot assure you that we will be able to compete successfully in this market or against such competitors.

     In addition, each of our hotels competes with other hotels in its geographic area. A number of additional hotel rooms have been or may be built in a number of the geographic areas in which our hotels are located, which could adversely affect the results of operations of these hotels. An oversupply of hotel rooms could adversely affect both occupancy and rates in the markets in which our hotels are located. A significant increase in the supply of midprice, upscale, and upper upscale hotel rooms and suites, if demand fails to increase proportionately, could have an adverse effect on our business, financial condition and results of operations.

     WE ARE SUBJECT TO THE RISKS OF BRAND CONCENTRATION. We are subject to the potential risks associated with concentration of our hotels under the RockResorts brand. A negative public image or other adverse event which becomes associated with the RockResorts brand could adversely affect hotels operated under that brand. Should the RockResorts brand suffer a significant decline in popularity with the traveling public, it could affect our revenues and profitability.

     FUTURE CHANGES IN THE REAL ESTATE MARKET COULD AFFECT THE VALUE OF OUR INVESTMENTS. We have extensive real estate holdings near our mountain resorts. We have made investments of approximately $22.6 million, $68.7 million and $39.2 million in fiscal years 2003, 2002 and 2001, respectively, in our real estate developments. We plan to make significant additional investments in developing property at all our resorts. The value of our real property and the revenue from related development activities may be adversely affected by a number of factors, including:

     o    national and local economic climate;

     o local real estate conditions (such as an oversupply of space or a reduction in demand for real estate in an area);

     o attractiveness of the properties to prospective purchasers and tenants;

     o    competition from other available property or space;

     o    our ability to obtain adequate insurance;

     o    unexpected construction costs;

     o    government regulations and changes in real estate, zoning or tax laws;

     o    interest rate levels and the availability of financing; and

     o    potential liabilities under environmental and other laws.

     In addition, we run the risk that our new acquisitions may fail to perform in accordance with our expectations, and that our estimates of the costs of improvements for such properties may prove inaccurate. We cannot assure you that we will be able to mitigate exposure to these markets in the future.

     IF WE DO NOT RETAIN OUR KEY PERSONNEL OUR BUSINESS WILL SUFFER. The success of our business is heavily dependent on the leadership of our key management personnel. If any of these persons were to leave our company, it would be difficult to replace them, and our business would be harmed. We do not have "key-man" life insurance.

     APOLLO SKI PARTNERS HAS INFLUENCE OVER US. Apollo Ski Partners owns approximately 99.9% of our outstanding shares of Class A Common Stock, giving it approximately 21.1% of the combined voting power with respect to all matters submitted for a vote of all stockholders. Pursuant to our bylaws, the holders of Class A Common Stock elect a class of directors that constitutes two-thirds of our board of directors. Accordingly, Apollo Ski Partners and, indirectly, Apollo Advisors, L.P. (which indirectly controls Apollo Ski Partners) have the ability to elect two-thirds of our board of directors and control the approval of matters requiring approval by the board of directors, including mergers, liquidations and asset acquisitions and dispositions. However, in order to assist us in complying with new NYSE rules which require listed companies to have a board of directors composed of a majority of "independent" directors, Apollo Ski Partners has agreed that the directors that they are entitled to elect may include as many independent directors as necessary so that we can comply with this new rule. However, notwithstanding the above, Apollo Ski Partners will still have several designees on the board of directors and will be able to influence the board of directors. In addition, Apollo Ski Partners and Apollo Advisors, L.P. may be able to significantly influence decisions on matters submitted for stockholder consideration.

     TERRORIST ACTS UPON THE UNITED STATES AND ACTS OF WAR COULD HAVE A MATERIAL ADVERSE EFFECT ON US. The terrorist acts carried out against the United States on September 11, 2001 have had an adverse effect on the global travel and leisure industry. The war with Iraq and its aftermath also had an adverse effect on us. We cannot guarantee if or when normal travel and vacation patterns will resume. Additional terrorist acts against the United States and the declaration of war by the United States could result in further degradation of discretionary travel upon which our operations are highly dependent. Such degradation could have a material adverse impact on our results of operations.

     ESCALATION OF HOSTILITIES. The escalation of hostilities in the Middle East or elsewhere in the world may have a material adverse effect on the business, results of operations and financial condition of the Company. Any continued outbreak or escalation of hostilities between the United States and any foreign power or territory, including, without limitation, an armed conflict with Iraq or North Korea, may have a material adverse effect on the business, results of operation or financial condition of the Company.

     SHARES ELIGIBLE FOR FUTURE SALE. Future sales of common stock by us or our existing shareholders could adversely affect the prevailing market price of the common stock. As of November 12, 2003, we had 27,835,042 shares of common stock outstanding and 7,439,834 shares of class A common stock outstanding. Substantially all of the 7,439,834 shares of class A common stock outstanding and at least 9,467,973 shares of common stock outstanding are beneficially owned by people who may be deemed "affiliates," as defined by Rule 405 of the Act, and are "restricted securities" which can be resold in the public market only if registered with the Securities and Exchange Commission or pursuant to an exemption from registration.

     In general, under Rule 144 as currently in effect, an "affiliate" is entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of common stock or the average weekly reported trading volume of the common stock during the four calendar weeks preceding the date on which notice of such sale is given, provided certain manner of sale and notice requirements as to the availability of current public information are satisfied (which requirements as to the availability of current public information is currently satisfied). Under Rule 144(k), a person who is not deemed an "affiliate" at any time during the three months preceding a sale by such person would be entitled to sell such shares without regard to volume limitations, manner of sale provisions, notification requirements or the availability of current public information concerning the company, provided that a period of at least two years has elapsed since the later of the date the common stock was acquired from the company or from an affiliate of the company.

     In addition to the above shares, there are a number of shares of our common stock which may be sold pursuant to the exercise of outstanding stock options.

     We cannot predict what effect, if any, that future sales of such restricted shares and the shares issuable upon exchange of stock options, or the availability of shares for future sale, will have on the market price of the common stock from time to time. Sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for the common stock and could impair our ability to raise additional capital through an offering of our equity securities.

     WE ARE HIGHLY LEVERAGED. At July 31, 2003, we had $584.2 million of indebtedness, representing approximately 54.1% of our total capitalization. Furthermore, subject to certain restrictions in our credit facility and the indentures governing our outstanding senior subordinated notes, we, along with our subsidiaries, may incur additional indebtedness from time to time to finance acquisitions, provide for working capital or capital expenditures or for other purposes.

     Our high level of indebtedness could have important consequences to you, including limiting our ability to:

     o obtain additional financing for acquisitions, working capital, capital expenditures or other purposes;

     o use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make principal payments and fund debt service;

     o    borrow additional funds or dispose of assets;

     o    compete with others who are not as highly leveraged; and

     o react to changing market conditions, changes in our industry and economic downturns.

     THERE ARE RESTRICTIONS IMPOSED BY THE TERMS OF OUR INDEBTEDNESS. The operating and financial restrictions and covenants in our credit facility and the indentures governing our senior subordinated notes may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. In addition, there can be no assurance that we will meet our financial covenants. If we breach any of these restrictions or covenants, or suffer a material adverse change which restricts our borrowing ability under our credit facility, we would be unable to borrow funds thereunder without a waiver, which inability could have an adverse effect on our business, financial condition and results of operations. Generally, a breach of the provisions under the credit facility or the indentures would trigger a default under such indebtedness, which as a result could cause such indebtedness to then become due and payable.

     WE DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE. We have never declared or paid any cash dividends on our common stock. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Payment of any future dividends on our common stock will depend upon our earnings and capital requirements, the terms of our debt instruments and preferred stock and other factors our board of directors considers appropriate.

                                   OUR COMPANY



     We were organized as a holding company in 1997 and operate through various subsidiaries. Our operations are grouped into three segments: Mountain, Lodging and Real Estate, which represented approximately 66.1%, 22.5% and 11.3%, respectively, of our revenues for the 2003 fiscal year. As a result of a change in our business operations, we stopped reporting Technology as a separate segment as of April 30, 2002. Our Mountain segment owns and operates five premier ski resort properties which provide a comprehensive resort experience throughout the year to a diverse clientele with an attractive demographic profile. Our Lodging segment owns and/or manages a collection of luxury hotels, a destination resort at Grand Teton National Park and a series of strategic properties located in proximity to our Mountain operations. Our Real Estate segment holds, develops, buys and sells real estate in and around our resort communities.

     Our principal office is located at Vail Resorts, Inc., Post Office Box 7, Vail, Colorado 81658, and our telephone number is (970) 845-2500.


                              AVAILABLE INFORMATION



     We are subject to the informational requirements of the 1934 Act, and in accordance therewith we file reports and other information with the Commission. Reports, proxy and information statements, and other information filed by us, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and certain of its Regional Offices at 233 Broadway, New York, NY 10279, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and by accessing the Commission's web site, http://www.sec.gov. The public may obtain information on the operation of the Public Reference Room by calling the Commission at (800) SEC-0330. Certain of our securities are listed on the New York Stock Exchange and reports, proxy statements and other information concerning us can be inspected at the offices of the New York Stock Exchange located at 20 Broad Street, New York, NY 10005.

                              SELLING STOCKHOLDERS



     This prospectus relates to shares of common stock that are being registered for reoffers and resale by selling stockholders who have acquired or may acquire shares of common stock pursuant to our 2002 Long Term Incentive and Share Award Plan and who may be deemed "affiliates" of the Company. An "affiliate" is defined under the Securities Act as "a person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with" Vail Resorts, Inc. The selling stockholders may resell any or all of the shares of common stock at any time while this prospectus is effective.

     Executive officers, directors or others who are considered to be affiliates of the Company who acquire common stock under the Plan may be added to the list of selling stockholders and their number of shares to be sold may be increased or decreased by the use of a prospectus supplement filed with the Securities and Exchange Commission.

     No selling stockholders have informed us of an intent to sell any of their shares. The inclusion of the shares of common stock in the table below does not constitute a commitment to sell any shares.



 Name                Position              Number of         Number of Shares  Number of          Percent of
                                           Shares Owned(1)   Eligible to be    Shares owned       Shares owned
                                                             Offered by the    after the          after the
                                                             Selling           Offering (3)       Offering
                                                             Stockholders(2)
 ------------------- --------------------- ---------------   ----------------- ------------------ ------------------
 ------------------- --------------------- ---------------   ----------------- ------------------ ------------------

 Adam M. Aron        Chairman of the           1,129,421(4)         142,500            986,921        3.46%
                     Board and Chief
                     Executive Officer

 Blaise Carrig       Senior Vice                   30,000            20,000             10,000          *
                     President and Chief
                     Operating Officer
                     for Heavenly Ski
                     Resort


--------------------------------------

          *    Represents beneficial ownership of less than 1%.


          1 For each selling stockholder this includes (i) shares of our common stock owned as of November 30, 2003, (ii) shares of our common stock underlying options which are exercisable within sixty (60) days of November 30, 2003, and (iii) shares of our common stock underlying options and restricted shares granted under the Plan, whether or not exercisable as of, or within sixty
               (60) days of, November 30, 2003.

          2 Represents the number of shares underlying options and restricted shares granted under the Plan to such person.

          3    Assumes the sale of all shares eligible to be sold.

          4 Includes 121 shares of common stock held in the Company's 401(k) plan as of November 12, 2003.


 Name                Position              Number of         Number of Shares  Number of          Percent of
                                           Shares Owned(1)   Eligible to be    Shares owned       Shares owned
                                                             Offered by the    after the          after the
                                                             Selling           Offering (3)       Offering
                                                             Stockholders(2)
 ------------------- --------------------- ---------------   ----------------- ------------------ ------------------
 ------------------- --------------------- ---------------   ----------------- ------------------ ------------------

 James P. Donohue    Senior Vice                  202,773            35,000            167,773          *
                     President and Chief
                     Information Officer

 John McD. Garnsey   Senior Vice                  111,333            40,000             71,333          *
                     President and Chief
                     Operating Officer
                     for Beaver Creek

 William A. Jensen   Senior Vice                  176,750            50,000            126,750          *
                     President and Chief
                     Operating Officer
                     for Vail Mountain

 Jeffrey W. Jones    Senior Vice               87,000                87,000                  0          *
                     President and Chief
                     Financial Officer

 Edward E. Mace      President,                 136,968(5)           70,000             66,968          *
                     RockResorts
                     International LLC
                     and Vail Resorts
                     Lodging Company

 James S. Mandel     Senior Vice                   89,667            20,000             69,667          *
                     President, Vail
                     Resorts
                     Development
                     Company

 Roger D. McCarthy   Senior Vice                  161,833           100,000             61,833          *
                     President and Chief
                     Operating Officer
                     for Breckenridge
                     and Keystone

 Martha D. Rehm      Senior Vice                  125,536            45,000             80,536          *
                     President,
                     General Counsel
                     and Secretary



 Name                Position              Number of         Number of Shares  Number of          Percent of
                                           Shares Owned(1)   Eligible to be    Shares owned       Shares owned
                                                             Offered by the    after the          after the
                                                             Selling           Offering (3)       Offering
                                                             Stockholders(2)
 ------------------- --------------------- ---------------   ----------------- ------------------ ------------------
 ------------------- --------------------- ---------------   ----------------- ------------------ ------------------


 James P. Thompson   President, Vail              165,333            70,000             95,333          *
                     Resorts Development
                     Company

--------------------------------

          5 Includes 301 shares of common stock held in the Company's 401(k) plan as of November 12, 2003.

                              PLAN OF DISTRIBUTION



     The selling stockholders may sell registered Shares in any of the following ways:

          --   through dealers;

          --   through agents; or

          --   directly to one or more purchasers.

     The distribution of the Shares may be effected from time to time in one or more transactions (which may involve crosses or block transactions)

          -- on the New York Stock Exchange in transactions pursuant to and in accordance with the rules of such exchanges,

          --   in the over-the-counter market, or

          -- in transactions other than on such exchange or in the over-the-counter market, or a combination of such transactions.

     Any such transaction may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling stockholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or commissions from purchasers of Shares for whom they may act as agent. The selling stockholders and any broker-dealers or agents that participate in the distribution of Shares by them might be deemed to be underwriters, and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions, under the Securities Act. Affiliates of one or more selling stockholders may act as principal or agent in connection with the offer or sale of Shares by the selling stockholders.


                                 USE OF PROCEEDS



     The Company will not receive any of the proceeds from the reoffer and resale of the Shares by the selling stockholders.


                                  LEGAL MATTERS



     Certain legal matters relating to the Shares will be passed upon on behalf of the Company by Cahill Gordon & Reindel LLP, New York, New York.


                                     EXPERTS



     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended July 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       CERTAIN FORWARD-LOOKING STATEMENTS



     Except for any historical information contained herein, the matters discussed in this prospectus contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information, which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

     These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases, including references to assumptions.

     Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from our forward-looking statements include, among others, the SEC investigation; economic downturns; terrorist acts upon the United States; threat of or actual war; unfavorable weather conditions; our ability to obtain financing on terms acceptable to us to finance our capital expenditure and growth strategy; our ability to develop our resort and real estate operations; competition in our mountain and lodging businesses; our reliance on government permits for our use of federal and National Park Service land; our ability to integrate and successfully operate future acquisitions; adverse consequences of current or future legal claims; and adverse changes in the real estate market. All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

     If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected. Given these uncertainties, users of the information included in this prospectus, including investors and prospective investors, are cautioned not to place undue reliance on such forward-looking statements. We will not update these forward-looking statements, even if new information, future events or other circumstances have made them incorrect or misleading.





===================================================            ================================================

No person is authorized to give any information or
to  make  any  representations  other  than  those
contained  in this  prospectus,  and,  if given or
made, such information or representations must not
be relied  upon as having  been  authorized.  This
prospectus does not constitute an offer to sell or                              Vail Resorts, Inc.
a solicitation  of an offer to buy such securities
in  any   circumstance  in  which  such  offer  or
solicitation is unlawful.  Neither the delivery of
this prospectus nor any sale made hereunder shall,
under any  circumstances,  create any  implication
that there has been no change in our affairs since
the date hereof or that the information  contained
or incorporated by reference  herein is correct as
of  any  time  subsequent  to  the  date  of  this
prospectus.

                                                                                      ----------
                                                                                      PROSPECTUS
                 --------------------                                                 ----------




                   TABLE OF CONTENTS
                                               Page
Incorporation of Certain Documents
  by Reference..............................      2
Risk Factors................................      3                                2,500,000 Shares
Our Company.................................      9                                  Common Stock
Available Information.......................      9                                ($.01 par value)
Selling Stockholders........................     10
Plan of Distribution........................     13
Use of Proceeds.............................     13
Legal Matters...............................     13
Experts.....................................     13
Certain Forward-Looking Statements..........     14                                December 8, 2003

=======================================================            ================================================

                                     PART I


                              INFORMATION REQUIRED
                         IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

     *The information required by Items 1 and 2 of Form S-8 is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8 and Rule 428 promulgated under the Securities Act of 1933, as amended (the "Securities Act").


                                     PART II


                              INFORMATION REQUIRED
                          IN THE REGISTRATION STATEMENT



ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference and made a part hereof:

1.   Our Annual Report on Form 10-K for the year ended July 31, 2003;

2. The description of our Common Stock contained in our Registration Statement on Form S-2 (File No. 333-5341), dated June 6, 1996; and

3. Our Form 8-A filed with the Commission on July 3, 1996, including any amendment or report filed for the purpose of updating the Form 8-A.

     All documents subsequently filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act") prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the "DGCL") makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of the registrant under certain circumstances for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

     The Company's Restated Certificate of Incorporation (the "Certificate") provides that to the fullest extent permitted by Delaware Law or another applicable law, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Under current Delaware Law, liability of a director may not be limited
(i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or purchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provision of the Certificate is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Company's Restated Bylaws (the "Bylaws") provide that the Company shall indemnify its directors, officers and employees to the fullest extent permitted by applicable law.

     The Bylaws provide that the Company may indemnify any person who is or was involved in any manner or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action, suit or proceeding by or in the right of the registrant to procure a judgment in its town), by reason of the fact that he is or was or had agreed to become a director, officer or employee of the registrant or is or was or had agreed to become at the request of the board or an officer of the registrant a director, officer or employee of another corporation, partnership, joint venture, trust or other entity against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

         The Exhibits to this Registration Statement are listed in the Exhibit Index of this Registration Statement, which Index is incorporated herein by reference.

ITEM 9. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the 1934 Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the town of Avon, Colorado, on the 8th of December, 2003.

                             VAIL RESORTS, INC.
                                (Registrant)



                             By:    /s/ Martha D. Rehm
                                    --------------------------------------
                             Name:  Martha D. Rehm
                             Title: Senior Vice President and General Counsel

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on December 8, 2003.


SIGNATURES                                        TITLE

              /s/ Adam M. Aron
--------------------------------------------      Chairman of the Board and
                  Adam M. Aron                    Chief Executive Officer
                                                  (Principal Chief
                                                   Executive Officer)

            /s/ Frank J. Biondi*
--------------------------------------------      Director
                Frank J. Biondi

            /s/  John R. Hauge*
--------------------------------------------      Director
                 John R. Hauge

          /s/ Roland A. Hernandez*
--------------------------------------------      Director
              Roland A. Hernandez

             /s/ Robert A. Katz*
--------------------------------------------      Director
                 Robert A. Katz

            /s/ Thomas H. Lee*
--------------------------------------------      Director
                 Thomas H. Lee

            /s/ William L. Mack*
--------------------------------------------      Director
                William L. Mack

           /s/ Joe R. Micheletto*
--------------------------------------------      Director
               Joe R. Micheletto

            /s/  Marc J. Rowan*
--------------------------------------------      Director
                 Marc J. Rowan

            /s/  John F. Sorte*
--------------------------------------------      Director
                 John F. Sorte

           /s/ William P. Stiritz*
--------------------------------------------      Director
               William P. Stiritz

             /s/ James S. Tisch*
--------------------------------------------      Director
                 James S. Tisch

            /s/ Jeffrey W. Jones
--------------------------------------------      Senior Vice President and
                Jeffrey W. Jones                  Chief Financial Officer
                                                  (Principal Financial and
                                                   Accounting Officer)

             /s/ Martha D. Rehm
--------------------------------------------      Attorney-in-Fact
                 Martha D. Rehm


* By Attorney-in-Fact


                                  EXHIBIT INDEX


EXHIBIT NO.    EXHIBIT
----------     -------
     4         Vail Resorts, Inc. 2002 Long Term Incentive and Share Award Plan.
     5         Opinion of Cahill Gordon & Reindel LLP.
  23.1         Consent of Independent Accountants.
  23.2         Consent of Cahill Gordon & Reindel LLP (included in Exhibit 5).
    24         Powers of Attorney

                                                                       Exhibit 4

                               VAIL RESORTS, INC.
                  2002 LONG TERM INCENTIVE AND SHARE AWARD PLAN



     1. Purposes.

     The purposes of the 2002 Long Term Incentive and Share Award Plan are to advance the interests of Vail Resorts, Inc. and its shareholders by providing a means to attract, retain, and motivate employees, consultants and directors of the Company upon whose judgment, initiative and efforts the continued success, growth and development of the Company is dependent.

     2. Definitions.

     For purposes of the Plan, the following terms shall be defined as set forth below:

     (a) "Affiliate" means any entity other than the Company and its Subsidiaries that is designated by the Board or the Committee as a participating employer under the Plan; provided, however, that the Company directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity or at least 20% of the ownership interests in such entity.

     (b) "Award" means any Option, SAR, Restricted Share, Restricted Share Unit, Performance Share, Performance Unit, Dividend Equivalent, or Other Share-Based Award granted to an Eligible Person under the Plan.

     (c) "Award Agreement" means any written agreement, contract, or other instrument or document evidencing an Award.

     (d) "Beneficiary" means the person, persons, trust or trusts which have been designated by an Eligible Person in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under this Plan upon the death of the Eligible Person, or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

     (e) "Board" means the Board of Directors of the Company.

     (f) "Code" means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include successor provisions thereto and regulations thereunder.

     (g) "Committee" means the Compensation Committee of the Board or a subcommittee thereof, or such other Board committee (or if the Board so designates, the entire Board) as may be designated by the Board to administer the Plan; provided, however, that, unless otherwise determined by the Board, the Committee shall consist of two or more directors of the Company, each of whom is a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act, to the extent applicable, and each of whom is an "outside director" within the meaning of Section 162(m) of the Code, to the extent applicable; provided, further, that the mere fact that the Committee shall fail to qualify under either of the foregoing requirements shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan.

     (h) "Company" means Vail Resorts, Inc., a corporation organized under the laws of Delaware, or any successor corporation.

     (i) "Director" means a member of the Board who is not an employee of the Company, a Subsidiary or an Affiliate.

     (j) "Dividend Equivalent" means a right, granted under Section 5(g), to receive cash, Shares, or other property equal in value to dividends paid with respect to a specified number of Shares. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis.

     (k) "Eligible Person" means (i) an employee or consultant of the Company, a Subsidiary or an Affiliate, including any director who is an employee, or (ii) a Director. Notwithstanding any provisions of this Plan to the contrary, an Award may be granted to an employee or consultant, in connection with his or her hiring or retention prior to the date the employee or consultant first performs services for the Company, a Subsidiary or an Affiliate; provided, however, that any such Award shall not become vested prior to the date the employee or consultant first performs such services.

     (l) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include successor provisions thereto and regulations thereunder.

     (m) "Fair Market Value" means, with respect to Shares or other property, the fair market value of such Shares or other property determined by such methods or procedures as shall be established from time to time by the Committee. If the Shares are listed on any established stock exchange or a national market system, unless otherwise determined by the Committee in good faith, the Fair Market Value of Shares shall mean the mean between the high and low selling prices per Share on the immediately preceding date (or, if the Shares were not traded on that day, the next preceding day that the Shares were traded) on the principal exchange or market system on which the Shares are traded, as such prices are officially quoted on such exchange.

     (n) "ISO" means any option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

     (o) "NQSO" means any Option that is not an ISO.

     (p) "Option" means a right granted under Section 5(b), to purchase Shares.

     (q) "Other Share-Based Award" means a right, granted under Section 5(h), that relates to or is valued by reference to Shares.

     (r) "Participant" means an Eligible Person who has been granted an Award under the Plan.

     (s) "Performance Share" means a performance share granted under Section
5(f).

     (t) "Performance Unit" means a performance unit granted under Section 5(f).

     (u) "Plan" means this 2002 Long Term Incentive and Share Award Plan.

     (v) "Restricted Shares" means an Award of Shares under Section 5(d) that may be subject to certain restrictions and to a risk of forfeiture.

     (w) "Restricted Share Unit" means a right, granted under Section 5(e), to receive Shares or cash at the end of a specified deferral period.

     (x) "Rule 16b-3" means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(y) "SAR" or "Share Appreciation Right" means the right, granted under Section 5(c), to be paid an amount measured by the difference between the exercise price of the right and the Fair Market Value of Shares on the date of exercise of the right, with payment to be made in cash, Shares, or property as specified in the Award or determined by the Committee.

     (z) "Shares" means common stock, $.01 par value per share, of the Company.

     (aa) "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns shares possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

     3. Administration.

     (a) Authority of the Committee. The Plan shall be administered by the Committee, and the Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

          (i) to select Eligible Persons to whom Awards may be granted;

          (ii) to designate Affiliates;

          (iii) to determine the type or types of Awards to be granted to each Eligible Person;

          (iv) to determine the type and number of Awards to be granted, the number of Shares to which an Award may relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, any exercise price, grant price, or purchase price, and any bases for adjusting such exercise, grant or purchase price, any restriction or condition, any schedule for lapse of restrictions or conditions relating to transferability or forfeiture, exercisability, or settlement of an Award, and waiver or accelerations thereof, and waivers of performance conditions relating to an Award, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

          (v) to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, exchanged, or surrendered;

          (vi) to determine whether, to what extent, and under what circumstances cash, Shares, other Awards, or other property payable with respect to an Award will be deferred either automatically, at the election of the Committee, or at the election of the Eligible Person;

          (vii) to prescribe the form of each Award Agreement, which need not be identical for each Eligible Person;

          (viii) to adopt, amend, suspend, waive, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

          (ix) to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement, or other instrument hereunder;

          (x) to accelerate the exercisability or vesting of all or any portion of any Award or to extend the period during which an Award is exercisable; and

          (xi) to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

     (b) Manner of Exercise of Committee Authority. The Committee shall have sole discretion in exercising its authority under the Plan. Any action of the Committee with respect to the Plan shall be final, conclusive, and binding on all persons, including the Company, Subsidiaries, Affiliates, Eligible Persons, any person claiming any rights under the Plan from or through any Eligible Person, and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to other members of the Board or officers or managers of the Company or any Subsidiary or Affiliate the authority, subject to such terms as the Committee shall determine, to perform administrative functions and, with respect to Awards granted to persons not subject to Section 16 of the Exchange Act, to perform such other functions as the Committee may determine, to the extent permitted under Rule 16b-3 (if applicable) and applicable law.

     (c) Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any Subsidiary or Affiliate, the Company's independent certified public accountants, or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, and no officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

     (d) Limitation on Committee's Discretion. Anything in this Plan to the contrary notwithstanding, in the case of any Award which is intended to qualify as "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code, if the Award Agreement so provides, the Committee shall have no discretion to increase the amount of compensation payable under the Award to the extent such an increase would cause the Award to lose its qualification as such performance-based compensation.

     (e) No Option or SAR Repricing Without Shareholder Approval. Except as provided in the first sentence of Section 4(c) hereof relating to certain antidilution adjustments, unless the approval of shareholders of the Company is obtained, Options and SARs issued under the Plan shall not be amended to lower their exercise price and Options and SARs issued under the Plan will not be exchanged for other Options or SARs with lower exercise prices.

     4. Shares Subject to the Plan.

     (a) Subject to adjustment as provided in Section 4(c) hereof, the total number of Shares reserved for issuance in connection with Awards under the Plan shall be 2,500,000. No Award may be granted if the number of Shares to which such Award relates, when added to the number of Shares previously issued under the Plan, exceeds the number of Shares reserved under the preceding sentence. If any Awards are forfeited, canceled, terminated, exchanged or surrendered or such Award is settled in cash or otherwise terminates without a distribution of Shares to the Participant, any Shares counted against the number of Shares reserved and available under the Plan with respect to such Award shall, to the extent of any such forfeiture, settlement, termination, cancellation, exchange or surrender, again be available for Awards under the Plan. Upon the exercise of any Award granted in tandem with any other

Awards, such related Awards shall be canceled to the extent of the number of Shares as to which the Award is exercised.

     (b) Subject to adjustment as provided in Section 4(c) hereof, the maximum number of Shares (i) with respect to which Options or SARs may be granted during a calendar year to any Eligible Person under this Plan shall be 1,000,000 Shares, and (ii) with respect to Performance Shares, Performance Units, Restricted Shares or Restricted Share Units intended to qualify as performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code shall be the equivalent of 200,000 Shares during a calendar year to any Eligible Person under this Plan.

     (c) In the event that the Committee shall determine that any dividend in Shares, recapitalization, Share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Eligible Persons under the Plan, then the Committee shall make such equitable changes or adjustments as it deems appropriate and, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares which may thereafter be issued under the Plan, (ii) the number and kind of shares, other securities or other consideration issued or issuable in respect of outstanding Awards, and (iii) the exercise price, grant price, or purchase price relating to any Award; provided, however, in each case that, with respect to ISOs, such adjustment shall be made in accordance with Section 424(a) of the Code, unless the Committee determines otherwise. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria and performance objectives included in, Awards in recognition of unusual or non-recurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, or in response to changes in applicable laws, regulations, or accounting principles; provided, however, that, if an Award Agreement specifically so provides, the Committee shall not have discretion to increase the amount of compensation payable under the Award to the extent such an increase would cause the Award to lose its qualification as performance-based compensation for purposes of Section 162(m)(4)(C) of the Code and the regulations thereunder.

     (d) Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or treasury Shares including Shares acquired by purchase in the open market or in private transactions.

     5. Specific Terms of Awards.

     (a) General. Awards may be granted on the terms and conditions set forth in this Section 5. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 7(d)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms regarding forfeiture of Awards or continued exercisability of Awards in the event of termination of service by the Eligible Person.

     (b) Options. The Committee is authorized to grant Options, which may be NQSOs or ISOs, to Eligible Persons on the following terms and conditions:

          (i) Exercise Price. The exercise price per Share purchasable under an Option shall be determined by the Committee; provided, however, that the exercise price per Share of an Option shall not be less than the Fair Market Value of a Share on the date of grant of the Option. The Committee may, without limitation, set an exercise price that is based upon achievement of performance criteria if deemed appropriate by the Committee.

          (ii) Option Term. The term of each Option shall be determined by the Committee; provided, however, that such term shall not be longer than ten years from the date of grant of the Option.

          (iii) Time and Method of Exercise. The Committee shall determine at the date of grant or thereafter the time or times at which an Option may be exercised in whole or in part (including, without limitation, upon achievement of performance criteria if deemed appropriate by the Committee), the methods by which such exercise price may be paid or deemed to be paid (including, without limitation, broker-assisted exercise arrangements), the form of such payment (including, without limitation, cash, Shares, notes or other property), and the methods by which Shares will be delivered or deemed to be delivered to Eligible Persons; provided, however, that in no event may any portion of the exercise price be paid with Shares acquired either under an Award granted pursuant to this Plan, upon exercise of a stock option granted under another Company plan or as a stock bonus or other stock award granted under another Company plan unless, in any such case, the Shares were acquired and vested more than six months in advance of the date of exercise.

          (iv) ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, including but not limited to the requirement that the ISO shall be granted within ten years from the earlier of the date of adoption or shareholder approval of the Plan. ISOs may only be granted to employees of the Company or a Subsidiary.

     (c) SARs. The Committee is authorized to grant SARs (Share Appreciation Rights) to Eligible Persons on the following terms and conditions:

          (i) Right to Payment. An SAR shall confer on the Eligible Person to whom it is granted a right to receive with respect to each Share subject thereto, upon exercise thereof, the excess of (1) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine in the case of any such right, the Fair Market Value of one Share at any time during a specified period before or after the date of exercise) over
     (2) the exercise price of the SAR as determined by the Committee as of the date of grant of the SAR (which shall not be less than the Fair Market Value per Share on the date of grant of the SAR and, in the case of a SAR granted in tandem with an Option, shall be equal to the exercise price of the underlying Option).

          (ii) Other Terms. The Committee shall determine, at the time of grant or thereafter, the time or times at which an SAR may be exercised in whole or in part (which shall not be more than ten years after the date of grant of the SAR), the method of exercise, method of settlement, form of consideration payable in settlement, method by which Shares will be delivered or deemed to be delivered to Eligible Persons, whether or not an SAR shall be in tandem with any other Award, and any other terms and conditions of any SAR. Unless the Committee determines otherwise, an SAR
     (1) granted in tandem with an NQSO may be granted at the time of grant of the related NQSO or at any time thereafter and (2) granted in tandem with an ISO may only be granted at the time of grant of the related ISO.

     (d) Restricted Shares. The Committee is authorized to grant Restricted Shares to Eligible Persons on the following terms and conditions:

     (i) Issuance and Restrictions. Restricted Shares shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances (including, without limitation, upon achievement of performance criteria if deemed appropriate by the Committee), in such installments, or otherwise, as the Committee may determine. Except to the extent restricted under the Award Agreement relating to the Restricted Shares, an Eligible Person granted Restricted Shares shall have all of the rights of a shareholder including, without limitation, the right to vote Restricted Shares and the right to receive dividends thereon. If the lapse of restrictions is conditioned on the achievement of performance criteria, the Committee shall select the criterion or criteria from the list of criteria set forth in Section 5(f)(i). The Committee must certify in writing prior to the lapse of restrictions conditioned on achievement of performance criteria that such performance criteria were in fact satisfied.

          (ii) Forfeiture. Except as otherwise determined by the Committee, at the date of grant or thereafter, upon termination of service during the applicable restriction period, Restricted Shares and any accrued but unpaid dividends or Dividend Equivalents that are at that time subject to restrictions shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Shares will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Shares.

          (iii) Certificates for Shares. Restricted Shares granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the Eligible Person, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares, and the Company shall retain physical possession of the certificate.

          (iv) Dividends. Dividends paid on Restricted Shares shall be either paid at the dividend payment date, or deferred for payment to such date as determined by the Committee, in cash or in unrestricted Shares having a Fair Market Value equal to the amount of such dividends. Shares distributed in connection with a Share split or dividend in Shares, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Shares with respect to which such Shares or other property has been distributed.

     (e) Restricted Share Units. The Committee is authorized to grant Restricted Share Units to Eligible Persons, subject to the following terms and conditions:

          (i) Award and Restrictions. Delivery of Shares or cash, as the case may be, will occur upon expiration of the deferral period specified for Restricted Share Units by the Committee (or, if permitted by the Committee, as elected by the Eligible Person). In addition, Restricted Share Units shall be subject to such restrictions as the Committee may impose, if any (including, without limitation, the achievement of performance criteria if deemed appropriate by the Committee), at the date of grant or thereafter, which restrictions may lapse at the expiration of the deferral period or at earlier or later specified times, separately or in combination, in installments or otherwise, as the Committee may determine. If the lapse of restrictions is conditioned on the achievement of performance criteria, the Committee shall select the criterion or criteria from the list of criteria set forth in Section 5(f)(i). The Committee must certify in writing prior to the lapse of restrictions conditioned on the achievement of performance criteria that such performance criteria were in fact satisfied.

          (ii) Forfeiture. Except as otherwise determined by the Committee at date of grant or thereafter, upon termination of service (as determined under criteria established by the Committee) during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Restricted Share Units), or upon failure to satisfy any other conditions precedent to the delivery of Shares or cash to which such Restricted Share Units relate, all Restricted Share Units that are at that time subject to deferral or restriction shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Share Units will be waived in whole or in part in the event of termination resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Share Units.

     (f) Performance Shares and Performance Units. The Committee is authorized to grant Performance Shares or Performance Units or both to Eligible Persons on the following terms and conditions:

          (i) Performance Period. The Committee shall determine a performance period (the "Performance Period") of one or more years and shall determine the performance objectives for grants of Performance

     Shares and Performance Units. Performance objectives may vary from Eligible Person to Eligible Person and shall be based upon one or more of the following performance criteria as the Committee may deem appropriate: appreciation in value of the Shares, total shareholder return, earnings per share, operating income, net income, pretax earnings, pretax earnings before interest, depreciation and amortization, pro forma net income, return on equity, return on designated assets, return on capital, economic value added, earnings, revenues, expenses, operating profit margin, operating cash flow, net profit margin, free cash flow, cash flow return on investment, and operating margin. The performance objectives may be determined by reference to the performance of the Company, or of a Subsidiary or Affiliate, or of a division or unit of any of the foregoing. Performance Periods may overlap and Eligible Persons may participate simultaneously with respect to Performance Shares and Performance Units for which different Performance Periods are prescribed.

          (ii) Award Value. At the beginning of a Performance Period, the Committee shall determine for each Eligible Person or group of Eligible Persons with respect to that Performance Period the range of number of Shares, if any, in the case of Performance Shares, and the range of dollar values, if any, in the case of Performance Units, which may be fixed or may vary in accordance with such performance or other criteria specified by the Committee, which shall be paid to an Eligible Person as an Award if the relevant measure of Company performance for the Performance Period is met. The Committee must certify in writing that the applicable performance criteria were satisfied prior to payment under any Performance Shares or Performance Units.

          (iii) Significant Events. If during the course of a Performance Period there shall occur significant events as determined by the Committee which the Committee expects to have a substantial effect on a performance objective during such period, the Committee may revise such objective; provided, however, that, if an Award Agreement so provides, the Committee shall not have any discretion to increase the amount of compensation payable under the Award to the extent such an increase would cause the Award to lose its qualification as performance-based compensation for purposes of Section 162(m)(4)(C) of the Code and the regulations thereunder.

          (iv) Forfeiture. Except as otherwise determined by the Committee, at the date of grant or thereafter, upon termination of service during the applicable Performance Period, Performance Shares and Performance Units for which the Performance Period was prescribed shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in an individual case, that restrictions or forfeiture conditions relating to Performance Shares and Performance Units will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Performance Shares and Performance Units.

          (v) Payment. Each Performance Share or Performance Unit may be paid in whole Shares, or cash, or a combination of Shares and cash either as a lump sum payment or in installments, all as the Committee shall determine, at the time of grant of the Performance Share or Performance Unit or otherwise, commencing as soon as practicable after the end of the relevant Performance Period. The Committee must certify in writing prior to the payment of any Performance Share or Performance Unit that the performance objectives and any other material terms were in fact satisfied.

     (g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to Eligible Persons. The Committee may provide, at the date of grant or thereafter, that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares, or other investment vehicles as the Committee may specify; provided, however, that Dividend Equivalents (other than freestanding Dividend Equivalents) shall be subject to all conditions and restrictions of the underlying Awards to which they relate.

     (h) Other Share-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Persons such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, unrestricted shares awarded purely as a "bonus" and not subject to any restrictions or conditions, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the performance of specified Subsidiaries or Affiliates. The Committee shall determine the terms and conditions of such Awards at date of grant or thereafter. Shares delivered pursuant to an Award in the nature of a purchase right granted under this
Section 5(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, notes or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, shall also be authorized pursuant to this Section 5(h).

     6. Certain Provisions Applicable to Awards.

     (a) Stand-Alone, Additional, Tandem and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted to Eligible Persons either alone or in addition to, in tandem with, or in exchange or substitution for, any other Award granted under the Plan or any award granted under any other plan or agreement of the Company, any Subsidiary or Affiliate, or any business entity to be acquired by the Company or a Subsidiary or Affiliate, or any other right of an Eligible Person to receive payment from the Company or any Subsidiary or Affiliate. Awards may be granted in addition to or in tandem with such other Awards or awards, and may be granted either as of the same time as or a different time from the grant of such other Awards or awards. Subject to the provisions of Section 3(e) hereof prohibiting Option and SAR repricing without shareholder approval, the per Share exercise price of any Option, grant price of any SAR, or purchase price of any other Award conferring a right to purchase Shares which is granted, in connection with the substitution of awards granted under any other plan or agreement of the Company or any Subsidiary or Affiliate or any business entity to be acquired by the Company or any Subsidiary or Affiliate, shall be determined by the Committee, in its discretion.

     (b) Terms of Awards. The term of each Award granted to an Eligible Person shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any Option or an SAR granted in tandem therewith exceed a period of ten years from the date of its grant (or such shorter period as may be applicable under Section 422 of the Code).

     (c) Form of Payment Under Awards. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Subsidiary or Affiliate upon the grant, maturation, or exercise of an Award may be made in such forms as the Committee shall determine at the date of grant or thereafter, including, without limitation, cash, Shares, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The Committee may make rules relating to installment or deferred payments with respect to Awards, including the rate of interest to be credited with respect to such payments, and the Committee may require deferral of payment under an Award if, in the sole judgment of the Committee, it may be necessary in order to avoid nondeductibility of the payment under Section 162(m) of the Code.

     (d) Nontransferability. Unless otherwise set forth by the Committee in an Award Agreement, Awards (except for vested shares) shall not be transferable by an Eligible Person except by will or the laws of descent and distribution (except pursuant to a Beneficiary designation) and shall be exercisable during the lifetime of an Eligible Person only by such Eligible Person or his guardian or legal representative. An Eligible Person's rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to claims of the Eligible Person's creditors.

     (e) Noncompetition. The Committee may, by way of the Award Agreements or otherwise, establish such other terms, conditions, restrictions and/or limitations, if any, of any Award, provided they are not inconsistent with the Plan, including, without limitation, the requirement that the Participant not engage in competition with the Company.

     7. General Provisions.

     (a) Compliance with Legal and Trading Requirements. The Plan, the granting and exercising of Awards thereunder, and the other obligations of the Company under the Plan and any Award Agreement, shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the issuance or delivery of Shares under any Award until completion of such stock exchange or market system listing or registration or qualification of such Shares or other required action under any state or federal law, rule or regulation as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules and regulations. No provisions of the Plan shall be interpreted or construed to obligate the Company to register any Shares under federal or state law. The Shares issued under the Plan may be subject to such other restrictions on transfer as determined by the Committee.

     (b) No Right to Continued Employment or Service. Neither the Plan nor any action taken thereunder shall be construed as giving any employee, consultant or director the right to be retained in the employ or service of the Company or any of its Subsidiaries or Affiliates, nor shall it interfere in any way with the right of the Company or any of its Subsidiaries or Affiliates to terminate any employee's, consultant's or director's employment or service at any time.

     (c) Taxes. The Company or any Subsidiary or Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to an Eligible Person, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Eligible Persons to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of an Eligible Person's tax obligations.

     (d) Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue, or terminate the Plan or the Committee's authority to grant Awards under the Plan without the consent of shareholders of the Company or Participants, except that any such amendment or alteration as it applies to ISOs shall be subject to the approval of the Company's shareholders to the extent such shareholder approval is required under Section 422 of the Code; provided, however, that, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially and adversely affect the rights of such Participant under any Award theretofore granted to him or her. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retrospectively; provided, however, that, without the consent of a Participant, no amendment, alteration, suspension, discontinuation or termination of any Award may materially and, adversely affect the rights of such Participant under any Award theretofore granted to him or her.

     (e) No Rights to Awards; No Shareholder Rights. No Eligible Person or employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons and employees. No Award shall confer on any Eligible Person any of the rights of a shareholder of the Company unless and until Shares are duly issued or transferred to the Eligible Person in accordance with the terms of the Award.

     (f) Unfunded Status of Awards. The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company's obligations under the Plan to deliver cash, Shares, other Awards, or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the "unfunded" status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

     (g) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of options and other awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

     (h) Not Compensation for Benefit Plans. No Award payable under this Plan shall be deemed salary or compensation for the purpose of computing benefits under any benefit plan or other arrangement of the Company for the benefit of its employees, consultants or directors unless the Company shall determine otherwise.

     (i) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

     (j) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award Agreement shall be determined in accordance with the laws of Colorado without giving effect to principles of conflict of laws.

     (k) Effective Date; Plan Termination. The Plan shall become effective as of October 8, 2002 (the "Effective Date") subject to approval by the shareholders of the Company. The Plan shall terminate as to future awards on the date which is ten (10) years after the Effective Date.

     (l) Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only. In the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

                                                                       Exhibit 5

                                [CGR Letterhead]






                                                                December 8, 2003









Vail Resorts, Inc.
Post Office Box 7
Vail, Colorado  81658


                    Re:      Vail Resorts, Inc.
                             Form S-8 Registration Statement


Ladies and Gentlemen:

     We have examined a copy of the registration statement on Form S-8 (the "Registration Statement") filed by Vail Resorts, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") relating to the registration pursuant to the provisions of the Securities Act of 1933, as amended (the "Act"), of 2,500,000 shares of common stock, $.01 par value (the "Common Stock"), of the Company, which are issuable pursuant to restricted stock awards ("Restricted Stock") or options (an "Option") granted and to be granted pursuant to the 2002 Long Term Incentive and Share Award Plan (the "Incentive Plan") of the Company.

     We advise you that, in our opinion, (i) upon the issuance of Restricted Stock pursuant to the terms of the Incentive Plan, the Common Stock so issued will be legally issued, fully paid and non-assessable and (ii) upon the issuance of Common Stock pursuant to a duly granted Option in accordance with its terms and the terms of the Incentive Plan, and upon payment to the Company of the Option exercise price for such Common Stock in accordance therewith, the Common Stock so issued will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement and related prospectus. Our consent to such reference does not constitute a consent under Section 7 of the Act, as in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under said Section 7 or under the rules and regulations of the Commission thereunder.


                                       Very truly yours,





                                       /s/  CAHILL GORDON & REINDEL LLP

                                                                    Exhibit 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 11, 2003 relating to the consolidated financial statements and financial statement schedule, which appears in Vail Resorts, Inc.'s Annual Report on Form 10-K for the year ended July 31, 2003. We also consent to the reference to us under the heading "Experts" in such Registration Statement.





                                            /s/ PRICEWATERHOUSECOOPERS LLP
Denver, Colorado
December 8, 2003

                                                                      Exhibit 24



                                POWER OF ATTORNEY
                For Registration Statement of Vail Resorts, Inc.



     KNOW BY THESE PRESENTS, That each of the undersigned directors and officers of Vail Resorts, Inc., a Delaware corporation (the "Company"), which proposes to file with the Securities and Exchange Commission, Washington, DC ("SEC") under the provisions of the Securities Act of 1933, as amended (the "Act"), a new S-8 Registration Statement and one or more post-effective amendments ("Registration Documents") to register under said Act an additional 2,500,000 shares of the Common Stock of the Company to be used in connection with the Company's 2002 Long Term Incentive and Share Award Plan, hereby constitutes and appoints Martha
D. Rehm, his true and lawful attorney-in-fact and agent, with full power to act as his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, to sign the Registration Documents and to file the same with all exhibits thereto and any and all other documents in connection therewith, with the SEC, hereby granting unto said attorney-in-fact and agent full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, the undersigned have hereunto set their hand this 8th day of December, 2003.



                SIGNATURES                                   TITLE

           /s/ Adam M. Aron
---------------------------------------             Chairman of the Board and
               Adam M. Aron                          Chief Executive Officer
                                                        (Principal Chief
                                                         Executive Officer)


         /s/ Frank J. Biondi
---------------------------------------                      Director
             Frank J. Biondi

          /s/ John R. Hauge
---------------------------------------                      Director
              John R. Hauge

       /s/ Roland A. Hernandez
---------------------------------------                      Director
           Roland A. Hernandez

          /s/ Robert A. Katz
---------------------------------------                      Director
              Robert A. Katz

          /s/ Thomas H. Lee
---------------------------------------                      Director
              Thomas H. Lee

         /s/ William L. Mack
---------------------------------------                      Director
             William L. Mack

        /s/ Joe R. Micheletto
---------------------------------------                      Director
            Joe R. Micheletto

          /s/ Marc J. Rowan
---------------------------------------                      Director
              Marc J. Rowan

         /s/  John F. Sorte
---------------------------------------                      Director
              John F. Sorte

        /s/ William P. Stiritz
---------------------------------------                      Director
            William P. Stiritz

         /s/  James S. Tisch
---------------------------------------                      Director
              James S. Tisch

         /s/ Jeffrey W. Jones
---------------------------------------             Senior Vice President and
             Jeffrey W. Jones                        Chief Financial Officer
                                                    (Principal Financial and
                                                        Accounting Officer)